Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Elizabeth Schroeder
Chief Financial Officer
TUESDAY MORNING CORPORATION
972/934-7299

Laurey Peat
LAUREY PEAT + ASSOCIATES
214/871-8787

TUESDAY MORNING CORPORATION
ANNOUNCES FIRST QUARTER RELEASE DATES

DALLAS, TX — April 5, 2007 — Tuesday Morning Corporation (NASDAQ: TUES) announced today release dates for first quarter sales and earnings.  The sales release date is Thursday, April 12, 2007 and earnings release date is Tuesday, May 1, 2007.

The Company has previously guided that the first half of 2007 will account for approximately 41% to 43% of total year revenues.  Earnings per share for the first half of 2007 will account for approximately 10% to 13% of full year earnings per share with the first quarter of 2007 having a harder comparison year over year as compared to second quarter.   In addition, the Company plans to open approximately 50 new stores (net of store closures), expand approximately 25 existing stores and relocate approximately 50 existing stores.

About Tuesday Morning

Tuesday Morning is the leading closeout retailer of upscale, decorative home accessories and famous-maker gifts in the United States. The Company opened its first store in 1974 and currently operates 795 stores in 47 states during periodic “sale events.” Tuesday Morning is nationally known for bringing its more than 8.0 million loyal customers a treasure hunt of high-end, first quality, brand name merchandise at prices 50% to 80% below department and specialty stores and catalogues.

This press release contains forward-looking statements, within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995, which are based on management’s current expectations, estimates and projections.  Words such as “expects,”

“anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements.  Such risks and uncertainties include: the success of new store openings, competitive factors, access to merchandise and unanticipated changes in consumer demand and economic trends, as well as other risks detailed in the company’s filings with the Securities and Exchange Commission, including Forms 8-K, 10-Q and 10-K.  The Company undertakes no obligation to revise the forward-looking statements contained therein to reflect events or circumstances after the date hereof as a result of new information, future events or otherwise.

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